UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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BEST BUY CO., INC.
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BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

SUPPLEMENT TO PROXY STATEMENT FOR
2013 REGULAR MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 20, 2013

Dear Fellow Shareholders:

We are writing to you in our capacity as the Compensation Committee of the Board of Directors of Best Buy Co., Inc. (“Best Buy”) to request your support of the proposals put forward in our 2013 Proxy Statement. In particular, we would like to urge your support FOR item 3 - the advisory vote on executive compensation of our named executive officers.

As our Chairman described in his letter to shareholders in our Proxy Statement, the past year was tumultuous and challenging for Best Buy. Despite those challenges, the Board is pleased that the Company is now in the position it is - manifestly stronger and representing one of this year's highest performing stocks on the S&P 500.

We are pleased that the proxy advisory firm, Glass Lewis, has recognized the work of the Board and the Compensation Committee by recommending that shareholders vote FOR item 3 of our Proxy Statement - our “Say on Pay” proposal. By contrast, the other leading proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended that shareholders vote against our Say on Pay proposal. Their primary concerns are the continuity payments made to retain executive management through the past year's crisis and the compensation delivered to our new CEO to replace the amounts he forfeited upon resignation from his prior employer. Notably, Glass Lewis, when addressing the same payments, recognized that “such payments, to a certain degree, are necessary to respond to the challenges of the past year and position the Company for the future.”

We appreciate Glass Lewis's perspective and respectfully submit that ISS's differing opinion fails to recognize that our on-going turnaround is attributable to the efforts of our new CEO, Hubert Joly, and his leadership team and a result of many of the very same decisions ISS now challenges. We ask shareholders to consider the following in making their own assessments:

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At the time of last year's shareholder meeting, the Company was in the midst of a highly public crisis involving the exit of its CEO, the resignation from the Board of its Founder, Chairman and largest shareholder, and declining business performance. The Board's paramount duty at that time was to attract and recruit a CEO with the talent and skills necessary to stabilize the Company and transform its business performance.

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The first step in achieving this objective was to ensure the continued retention of key management. This was necessary to avoid further deterioration of our financial results and management attrition, each of which would have impaired our ability to attract the best CEO candidate and made it more difficult for the new CEO to succeed.

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With an interim management team secured, the Board fulfilled its paramount duty by completing an exhaustive CEO search and securing our top candidate - Hubert Joly - within 2 months of our 2012 shareholder meeting.

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Because Mr Joly was a standing CEO who had performed particularly well in leading his current employer, he had approximately $20 million of compensation that he would have had to forfeit if he left at that time. As is entirely reasonable and universal practice in these circumstances, the Board agreed to compensate Mr Joly for the amounts he would lose as a result of his departure. No successful chief executive could be expected to forego that sum of money for a new opportunity and it would have been unreasonable for the Board to make that demand.

•
Even though the amounts Mr. Joly forfeited were payable in cash, Mr Joly agreed to a “make whole” payment that consisted primarily of equity-based instruments subject to multi-year vesting requirements, including performance conditions for a portion of the award. In other words, Mr Joly was willing to invest his future in Best Buy equity in lieu of cash due from his prior employer, thereby immediately joining his interests with those of our shareholders.

•
In addition, Mr. Joly's on-going pay package reflects a strong “pay for performance” commitment, with half of the annual long-term incentive award consisting of performance shares and, as ISS notes, an overall value that is in-line with the Company's peers.

Of course, these actions must also be judged by the results they ultimately deliver to shareholders. In this regard, we hope you are as encouraged as we are by what Mr. Joly and the management team have been able to accomplish in the short time since he assumed the CEO role: the unveiling of our Renew Blue strategy for revitalizing the Company; the formation of a new executive team that includes Sharon McCollam, our new CAO and CFO; the rapid implementation of decisive action to change the Company's trajectory, including $325 million in annual cost reductions and the exit from our Best Buy Europe joint venture; and a resulting resurgence in the share price.

With this additional information, along with the information in our Proxy Statement and other public disclosures, we ask that you vote FOR our proposal to approve our executive compensation as recommended by the Board in our 2013 Proxy Statement.

Thank you for your consideration. If you have any questions or would like to share any concerns with us, please contact our Corporate Secretary, Keith J. Nelsen at (612) 291-6550 or keith.nelsen@bestbuy.com.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Ronald James (Chair)
Lisa M. Caputo
Russell P. Fradin
Kathy J. Higgins Victor

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